Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Heckmann Corporation of our reports dated March 5, 2012 and April 13, 2010, relating to our audits of the consolidated financial statements of TFI Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2011, 2010, and 2009 which appear in the Current Report of Heckmann Corporation on Form 8-K filed March 22, 2012. We also consent to the reference to our firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ McGladrey LLP

Phoenix, Arizona

June 27, 2012